Exhibit 10.13

July 21, 2008

To: Don O’Neill

From: Chris Cardell

Cc: Alan Meckler

Subject: Severance

Jupitermedia Corporation (the “Company”) has determined that you hold an important position with the Company. Accordingly, the Company desires to provide you with certain financial assurances to enable you to perform the responsibilities of your position without undue distraction. The Company hereby amends your rights in connection with a termination of your employment as follows:

You shall be entitled to (i) six (6) months of severance pay based on your then current base salary, payable in monthly increments, and (ii) the continuation of standard Company benefits (paid by the Company) for an equal period of time in the event that your employment with the Company is terminated for any reason other than Cause. Cause shall be defined as (i) your conviction of a felony, (ii) acts of fraud or extreme dishonesty which are intended to result in material damage to the Company’s business or reputation, (iii) your repeated and material non-performance of your duties, if not corrected, after written notice from the Company, or (iv) material breach of any Company policy.

No other terms of your employment shall be modified except as expressly stated above, all of which shall remain in full force and effect.

Yours truly,

Christopher S. Cardell

President and Chief Operating Officer

Agreed by:

Don O’Neill

Vice President and Chief Financial Officer